Exhibit 99.1

LaBranche & Co Inc.
Jeffrey A. McCutcheon
Senior Vice President & Chief Financial Officer
(212) 820-6220

FOR IMMEDIATE RELEASE

LaBranche & Co Inc. Reports Second Quarter 2007 Results

NEW YORK, July 24, 2007 – LaBranche & Co Inc. (NYSE: LAB) today reported financial results for the second quarter and six months ended June 30, 2007.

Revenues, net of interest expense, for the second quarter of 2007 were $(1.2) million, which included a pre-tax loss of $54.6 million in connection with the decline in fair value of shares of NYSE Euronext, Inc. common stock held by the Company (“NYX shares”), compared to revenues, net of interest expense, of $(2.7) million for the second quarter of 2006, which included a pre-tax loss of $30.3 million related to the decline in fair value of the Company’s NYX shares. On an after-tax basis, the Company reported a net loss of $368.9 million, or $6.00 per diluted share, for the 2007 second quarter, compared to a net loss of $22.4 million, or $0.37 per diluted share, for the 2006 second quarter. The 2007 results include a non-cash pre-tax impairment charge related to the Company’s goodwill and stock listing rights of $164.1 million and $335.3 million, respectively. After taxes, these non-cash impairment charges are $155.7 million and $189.0 million, respectively.

Excluding both the net loss attributable to the NYX shares in each period and the non-cash impairment charge related to the Company’s goodwill and stock listing rights in 2007, the Company’s pro-forma net income for the second quarter of 2007 was $6.6 million, or $0.11 per diluted share, compared to a pro-forma net loss of $5.3 million, or $0.09 per diluted share, for the second quarter of 2006. These 2007 results include a tax benefit of $5.1 million, or $0.08 per diluted share, in connection with a reduction of the Company’s estimated tax-rate due to the enactment of a recent tax law change, which reduced the Company’s income tax accrual rate from 43.5% to approximately 40%.

For the six months ended June 30, 2007, revenues, net of interest expense, were $36.7 million, which included a pre-tax loss of $58.8 million in connection with the decline in fair value of the Company’s NYX shares, compared to revenues, net of interest expense, of $253.8 million in the comparable prior year period, which included a pre-tax gain of $148.7 million related to the increase in fair value of the Company’s NYX shares. On an after-tax basis, the Company reported a net loss of $374.5 million, or $6.10 per diluted share, for the six months ended June 30, 2007, compared to net income of $89.9 million, or $1.46 per diluted share, for the six months ended June 30, 2006. The 2007 results include the goodwill and stock listing rights non-cash impairment charges described above.

Excluding the gains or losses on the Company’s NYX shares in each period and the non-cash goodwill and stock listing rights impairment charges in 2007, the Company’s pro-forma net income for the first six months of 2007 was $3.4 million, or $0.06 per diluted share, compared to pro-forma net income of $5.1 million, or $0.08 per diluted share, for the first six months of 2006. The 2007 six-month results also include the tax benefit described above.

The Company’s book value at June 30, 2007 was $502.9 million, or $8.18 per share, as compared to $874.7 million, or $14.39 per share, at December 31, 2006. This decline was primarily the result of the impairment charges and the decline in the fair value of the Company’s NYX shares described above.

As previously disclosed, the Company has initiated a review of strategic alternatives available to it for enhancing stockholder value. The Company’s Board of Directors has retained Freeman & Co Securities LLC to assist the Board in its review.

There can be no assurance that the review will result in any particular strategic or financial transaction or, if it does, what the terms or timing will be. The Company does not expect to make further public statements with respect to this announcement unless and until review of strategic options results in a transaction.

LaBranche & Co Inc. is the parent of LaBranche & Co. LLC, one of the largest Specialists in exchange-listed securities. LaBranche is also the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are specialists and market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally. Another subsidiary of LaBranche, LaBranche Financial Services, LLC, provides mainly securities execution and brokerage services to institutional investors.

Certain statements contained in this release, including without limitation, statements containing the words “believes”, “intends”, “expects”, “anticipates”, and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

TABLES TO FOLLOW

LaBranche & Co Inc.

Condensed Consolidated Statements of Operations

(all data in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Net gain on principal transactions	$63,754	$24,822	$112,649	$89,787
Commissions	12,187	18,540	24,971	38,684
Net (loss) gain on investments	(53,673)	(30,429)	(58,528)	148,815
Stock borrow interest	59,270	35,262	116,652	61,673
Other interest	8,078	5,539	15,354	10,715
Other	1,158	(518)	1,282	78

Total revenues	90,774	53,216	212,380	349,752
Interest expense	91,956	55,948	175,680	96,001

Revenues, net of interest expense	(1,182)	(2,732)	36,700	253,751

EXPENSES:
Employee compensation and related benefits	24,188	9,382	48,086	43,523
Exchange, clearing and brokerage fees	10,597	12,564	19,651	22,574
Lease of exchange memberships and trading license fees	630	1,260	1,312	2,311
Depreciation and amortization of intangibles	3,617	3,078	7,129	6,060
Goodwill impairment	164,100	—	164,100	—
Stock list impairment	335,264	—	335,264	—
Restructuring	849	—	1,073	—
Other	10,059	10,594	19,565	21,086

Total expenses	549,304	36,878	596,180	95,554

(Loss) income before (benefit) provision for income taxes	(550,486)	(39,610)	(559,480)	158,197

(BENEFIT) PROVISION FOR INCOME TAXES	(181,542)	(17,222)	(184,981)	68,300

Net (loss) income applicable to common stockholders	$(368,944)	$(22,388)	$(374,499)	$89,897

Weighted average common shares outstanding:
Basic	61,471	60,734	61,370	60,713
Diluted	61,471	60,734	61,370	61,399

(Loss) Earnings per share:
Basic	$(6.00)	$(0.37)	$(6.10)	$1.48
Diluted	$(6.00)	$(0.37)	$(6.10)	$1.46

LaBranche & Co Inc.

Condensed Consolidated Statements of Financial Condition

(all data in thousands)

	June 30, 2007	December 31, 2006 (1)
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$501,202	$557,352
Cash and securities segregated under federal regulations	3,443	7,413
Securities purchased under agreements to resell	5,000	35,000
Receivable from brokers, dealers and clearing organizations	75,865	87,183
Receivable from customers	438	2,859
Financial instruments owned, at fair value	4,553,751	3,993,560
Commissions and other fees receivable	71	3,601
Exchange memberships owned, at adjusted cost (market value of $6,071 and $4,411, respectively)	1,315	1,314
Office equipment and leasehold improvements, at cost, less accumulated depreciation and amortization of $15,390 and $13,950, respectively	18,434	18,069
Goodwill and other intangible assets, net	109,229	616,032
Deferred tax assets	44,638	22,713
Income tax receivable	9,886	5,449
Other assets	22,136	24,344

Total assets	$5,345,408	$5,374,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Payable to brokers, dealers and clearing organizations	$816,526	$123,346
Payable to customers	649	4,816
Financial instruments sold, but not yet purchased, at fair value	3,397,670	3,568,363
Accrued compensation	18,994	12,027
Accounts payable and other accrued expenses	21,867	29,220
Other liabilities	15,133	15,175
Deferred tax liabilities	98,189	256,394
Short term debt	11,000	24,635
Long term debt	459,811	459,811
Subordinated indebtedness	2,700	6,395

Total liabilities	4,842,539	4,500,182

Total stockholders’ equity	502,869	874,707

Total liabilities and stockholders’ equity	$5,345,408	$5,374,889

(1)	Certain of the Company’s December 31, 2006 balances have been reclassified to conform to the presentation in the current period, certain non-trading investment assets were reclassed from other assets to financial instruments owned, at fair value. None of these reclassifications affected stockholders’ equity or earnings.

LaBranche & Co Inc.

Regulation G Requirement: Reconciliation of Non-GAAP Financial Measures

(all data in thousands, except per share data)

(unaudited)

In evaluating the Company’s financial performance, management reviews results from operations, which excludes non-operating charges. Pro-forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core business. Pro-forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under U.S. GAAP.

The following is a reconciliation of U.S. GAAP results to pro-forma results for the periods presented:

	Three Months Ended June 30,
	2007				2006
	Income (loss) as reported	Adjustments		Pro forma net income (loss)	Income (loss) as reported	Adjustments	Pro forma net income (loss)
Revenues, net of interest expense	$(1,182)	$54,618	(1)	$53,436	$(2,732)	$30,309	$27,577
Total expenses	549,304	(499,364	)(2)	49,940	36,878	—	36,878

(Loss) income before (benefit) provision for income taxes	(550,486)	553,982		3,496	(39,610)	30,309	(9,301)
(Benefit) provision for income taxes	(181,542)	178,425		(3,117)	(17,222)	13,184	(4,038)

Net (loss) income applicable to common stockholders	$(368,944)	$375,557		$6,613	$(22,388)	$17,125	$(5,263)

Basic	$(6.00)	$6.11		$0.11	$(0.37)	$(0.28)	$(0.09)
Diluted	$(6.00)	$6.11		$0.11	$(0.37)	$(0.28)	$(0.09)

	Six Months Ended June 30,
	2007				2006
	Income (loss) as reported	Adjustments		Pro forma net income (loss)	Income (loss) as reported	Adjustments	Pro forma net income (loss)
Revenues, net of interest expense	$36,700	$58,787	(1)	$95,487	$253,751	$(148,672)	$105,079
Total expenses	596,180	(499,364	)(2)	96,816	95,554	—	95,554

(Loss) income before (benefit) provision for income taxes	(559,480)	558,151		(1,329)	158,197	(148,672)	9,525
(Benefit) provision for income taxes	(184,981)	180,239		(4,742)	68,300	(63,834)	4,466

Net (loss) income applicable to common stockholders	$(374,499)	$377,912		$3,413	$89,897	$(84,838)	$5,059

Basic	$(6.10)	$6.16		$0.06	$1.48	$(1.40)	$0.08
Diluted	$(6.10)	$6.16		$0.06	$1.46	$(1.38)	$0.08

(1)	Reflects gains and losses in each accounting period, based on the fair market value of the Company’s restricted and unrestricted NYX shares at the end of each such period versus the beginning of such period.
(2)	Relates to the write-down of the carrying value of the Company’s goodwill and stock listing rights to reflect the results of the Company’s impairment evaluation under SFAS No.142 and 144.